Exhibit 16.1

July 13, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 12, 2004, of Cornerstone Realty Fund, LLC and we are in agreement with the statements contained in the second and third paragraphs therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP